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                                                                    Exhibit 23.4


                        Independent Auditors' Consent

We consent to the use in the Disclosure Document, Form SB-2, dated ______ 1999, prepared by e-SCRUB Environmental Enterprises, of our report dated December 31, 1998 appearing in the Disclosure Document.

Crutchley Marginot & Tosi. Signed by Armand D. Liberati, CPA, Shareholder/ owner. Dated November 16, 1999.

We consent to the use in the Disclosure Document, Form U-7, dated December 31, 1996, prepared by Virginia Accelerators Corporation of our report dated December 31, 1995 appearing in the Disclosure Document.

Dated May 21, 1997. Minter, Morrison and Grant Certified Public Accounts, Signed by Jeffrey A Kohne, CPA, Partner.

We consent to the use in the Disclosure Document, Form U-7, dated December __, 1996, prepared by Virginia Accelerators Corporation, of our report dated December 31, 1995 appearing in the Disclosure Document.

Undated, Minter, Morrison and Grant Certified Public Accounts, Signed by Jeffrey A. Kohne, CPA, Partner.